UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2009

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

(760) 431-9286

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2009 Bonus Plan

(e) On February 26, 2008, the Compensation Committee of the Board of Directors of Alphatec Holdings, Inc. (the “Company”) approved bonus plans for each of the executive officers of the Company (collectively, the “2009 Plan”). A summary of the 2009 Plan will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2009. Under the 2009 Plan, each of the executive officers listed below is eligible for cash bonuses as further described below.

2009 Bonus Plan for Messrs. Kuyper, Wulff, Stott, Timm and Garner

With respect to each of Messrs. Dirk Kuyper, Peter C. Wulff, Kermit Stott, Jens Peter Timm and Ebun S. Garner, the target cash bonuses will be determined according to a formula expressed as percentages of the respective executive officer’s base salary, and will be subject to adjustments based on the percentage to which the targeted applicable performance criteria is achieved. In the event the executive officers exceed such target levels, they will be entitled to receive cash bonuses based on higher percentages of their respective base salaries. The bonuses will be payable after the end of the Company’s 2009 fiscal year. The Compensation Committee approved the applicable EBITDA targets. The table below sets forth for each of the executive officers listed therein the percentage of the base salary that such officer is eligible to receive as a cash bonus under the 2009 Plan upon the achievement of the target levels EBITDA.

Name and Title	2009 Base Salary	Bonus Percentage Upon 100% Achievement of EBITDA Performance Criteria
Dirk Kuyper, President and CEO	$375,000	100%
Peter C. Wulff, Chief Financial Officer and VP	$260,000	50%
Kermit Stott, VP, Operations	$225,000	50%
Jens Peter Timm, VP, R&D	$225,000	50%
Ebun S. Garner, Esq., General Counsel and VP	$230,000	50%

2009 Bonus Plan with Respect to Mr. Asai

With respect to Mr. Asai, the target cash bonus will be determined according to a formula expressed as up to 35% of his base salary of 26 million Japanese yen, and will be subject to adjustments based on the percentage to which the targeted applicable performance criteria is achieved. Mr. Asai is eligible to receive a cash bonus based on the achievement of the following goals (i) a goal based upon total consolidated sales in Asia (which represents 50% of such bonus amount); (ii) a goal based upon total spine sales in

Asia (which represents 25% of such bonus amount), and (iii) a goal based upon profits before taxes in Asia (which represents 25% of such bonus amount). In the event that the profits before taxes exceed certain target levels, Mr. Asai will be entitled to receive a cash bonus based on higher percentages of his base salary. The bonus will be payable after the end of the Company’s 2009 fiscal year. The Compensation Committee approved the applicable total sales, spine sales and profits before taxes targets with respect to Mr. Asai.

2009 Plan with Respect to Mt. Lubischer

With respect to Mr. Lubischer, the target cash bonus amount will be determined based upon the Company’s achievement of certain sales goals in the U.S. Upon 100% achievement of all of such sales targets, Mr. Lubischer’s bonus would be equal to approximately 100% of his base salary of $245,000. In the event that U.S. sales exceed certain target levels, Mr. Lubischer will be entitled to receive a cash bonus that is higher then the percentage of his base salary set forth above. Two-thirds of Mr. Lubischer’s bonus is payable quarterly, based on the achievement of quarterly sales targets and one-third of Mr. Lubishcer’s bonus is payable following the end of the 2009 fiscal year, based on the achievement of an annual sales target. The Compensation Committee approved the applicable sales targets with respect to Mr. Lubischer.

2008 Bonus Payments

(e) On February 26, 2008, the Compensation Committee of the Board of Directors of Alphatec Holdings, Inc. (the “Company”) approved bonus payments to the individuals listed below. The individuals listed below consist of the Company’s current officers that were named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) in the Company’s 2008 proxy statement and the Company’s current Chief Financial Officer and Vice President. The bonus payments were made in respect of the officers’ and the Company’s performance for the fiscal year ended December 31, 2008. The Company described its 2008 bonus plan (the “2008 Bonus Plan”) in a Current Report on Form 8-K filed with the Commission on February 6, 2008. The bonus payment for Mr. Lubischer was consistent with the terms of the 2008 Bonus Plan that had been previously approved for Mr. Lubischer. The bonus payments for the remaining individuals were granted outside of the 2008 Bonus Plan. In awarding these bonuses and arriving at these amounts, the Compensation Committee measured the Company’s performance under the 2008 Bonus Plan and the performance of each of these executives in light of the accomplishments of the Company in 2008 in awarding these bonus amounts. The stock options will be granted with an exercise price equal to the closing price of the Company’s common stock on the date of grant, which is scheduled to be March 6, 2009. The options vest in four equal installments over a four-year period. The term of each option is ten years from the date of grant. The stock option grants will be made from the Company’s Amended and Restated 2005 Employee, Director and Consultant Stock Plan.

Name and Title	Cash Bonus Payment		Incentive Stock Option Bonus Payment
Dirk Kuyper, President and Chief Executive Officer	$93,750		50,000 shares
Peter C. Wulff, Chief Financial Officer and Vice President	$16,250		25,000 shares
Steven Lubischer, Vice President, Sales	$148,625	(1)	0
Ebun S. Garner, Esq., General Counsel and Vice President	$28,750		20,000 shares

(1)	Represents quarterly bonuses and annual bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.
(Registrant)

Date: March 4, 2009	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Vice President